Exhibit 99.1

Socket Mobile Realigns US Sales Force to Improve Customer Access

 Socket responds to emerging cordless scanning opportunities within the rapidly changing mobile phone market

NEWARK, Calif., - December 14, 2010 - Socket Mobile, Inc., (NASDAQ: SCKT), an innovative provider of mobile productivity solutions, today announced a realignment of its U.S. sales force to better service the emerging but rapidly changing mobile phone markets with its cordless barcode scanning products. The company is increasing the number of inside sales personnel available at its Newark, Calif. headquarters to improve response time to customer and developer inquiries with closer ties between sales and the Newark-based engineering and technical support teams. As part of this realignment, the company has downsized its remote sales team and terminated the employment of Chuck Furedy, its vice president of sales.

Kevin Mills, president and CEO, stated, "We've made these changes for two reasons, the primary one is to better service our mobile phone based customers and the changing mobile phone landscape with our cordless barcode scanning products. We believe having our sales team based in Newark adjacent to our strong technical teams is the best way to do this. The change will also result in additional cost savings and efficiencies. On behalf of the Board of Directors and management team, I want to thank Chuck Furedy for his contributions to the company."

Socket Mobile distributes its products through general distribution channels and electronic resellers as listed on its website at http://www.socketmobile.com/partners. It also recently announced new updated software, SocketScan™ 10, targeted at mobile handsets and applications requiring commercial-grade rapid and robust 2D and 1D barcode scanning. SocketScan 10 is designed to support the Socket Bluetooth® Cordless Barcode Scanners across the broad range of mobile phones and platform operating systems including Apple® iOS, Google Android™, RIM BlackBerry®, and Microsoft Windows® Mobile 6. A software developer's kit is also available. For a complete list of supported operating systems and devices please visit the Socket Web site. Customers and partners may contact Socket sales and technical support personnel as listed on its website at http://www.socketmobile.com/contact/form/en.

About Socket Mobile, Inc.

With more than 18 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Socket Media Contact:	Socket Investor Contact:
Krista Rogers	Dave Dunlap
Marketing Communications Specialist	Chief Financial Officer
510-933-3055	510-933-3035
krista@socketmobile.com	dave@socketmobile.com

Investor Relations Contact:
Todd Kehrli / Jim Byers
MKR Group, Inc.
323-468-2300
sckt@mkr-group.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2010, Socket Mobile, Inc. All rights reserved.

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